Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Long-Term Incentive Plan, Employee Stock Purchase Plan, 2000 Stock Option Plan, and Stock Subscription Warrant of Proto Labs, Inc. of our report dated February 1, 2012, except for the retrospective application of the stock split as described in Note 17, as to which the date is February 21, 2012, with respect to the consolidated financial statements of Proto Labs, Inc. included in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-175745) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

February 21, 2012